CHEVIOT

Contact:                 Thomas J. Linneman                                                                                                           For immediate release
513-661-0457

Cheviot Financial Corp. Reports Second-Quarter Earnings

CINCINNATI, Ohio – July 28, 2011 – Cheviot Financial Corp. (NASDAQ: CHEV), the parent company of Cheviot Savings Bank, today reported net earnings in the second fiscal quarter of 2011 of $903,000, or $0.10 per share an increase of 56% from the $578,000, or $0.06 per share in net earnings reported for the second  quarter of fiscal 2010.  For the six months ended June 30, 2011 net earnings totaled $1.5 million, or $0.17 per share compared with net earnings of $1.1 million, or $0.12 per share for the six months ended June 30, 2010.

The earnings per share for both the three and six months ended June 30, 2011 were based on weighted average shares outstanding of 8,757,782 as compared with weighted average shares outstanding of 8,723,494 and 8,724,677 for the comparable 2010 periods.

On March 16, 2011, Cheviot Financial Corp. completed its acquisition of First Franklin Corporation.  As a result of the acquisition, the Company increased total assets by approximately $277.6 million. Interest income and interest expense for the current three and six month periods includes the impact of the First Franklin acquisition since March 16, 2011.

The increase in 2011 quarterly net earnings reflects a $1.8 million increase in net interest income, an increase in other operating income of $740,000, a decrease of $65,000 in the provision for federal income taxes and a decrease of $10,000 in the provision for losses on loans, all of which were partially offset by an increase in general, administrative and other expense of $2.3 million, described below.

For the first six months of 2011, the Company’s increase in earnings generally reflected an increase of $1.8 million in net interest income, an increase of $818,000 in other income and a decrease of $332,000 in the provision for federal income taxes, which were partially offset by an increase of $2.5 million in general, administrative and other expenses and an increase of $100,000 in the provision for losses on loans.  The increase in general, administrative and other expenses during the comparative period is a result of legal and professional expenses and approximately one quarter of additional operating costs incurred as a result of the First Franklin acquisition. For the six months ended June 30, 2011, the Company recorded a provision for losses on loans totaling $200,000 after giving consideration to the allocation of approximately $232,000 for write downs in loans transferred to real estate acquired through foreclosure.  At June 30, 2011, the allowance for losses on loans was 18.4% of nonperforming assets and 0.63% of originated loans.  Under applicable accounting guidelines, loans acquired in the acquisition were marked to fair value.  Therefore, the Company does not provide loan losses for the loans acquired in the acquisition.

At June 30, 2011, Cheviot Financial Corp. had consolidated total assets of $597.1 million, total liabilities of $525.8 million, including deposits of $474.9 million, and shareholders' equity of $71.3 million, or 11.9% of total assets.  At June 30, 2011, Cheviot Savings Bank exceeded all capital adequacy requirements with tangible, core and risk-based capital ratios of 9.8%, 9.8% and 17.8%.

Cheviot Savings Bank was established in 1911 and currently has 12 full-service offices in Hamilton County, Ohio.

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Unaudited financial statements follow.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties. The Company undertakes no obligation to update any forward-looking statement.

Cheviot Financial Corp.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)
(Unaudited)

				At
		At June 30,		December 31,
ASSETS		2011		2010

Cash and cash equivalents		$34,000		$18,149
Investment securities		100,862		97,440
Loans receivable, net		407,653		225,438
Goodwill		10,309		-
Core deposit intangible, net		1,208		-
Other assets		43,096		17,042

Total assets		$597,128		$358,069

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits		$474,888		$257,852
Advances from the FHLB		44,245		27,300
Other liabilities		6,655		3,498

Total liabilities		525,788		288,650

Shareholders' equity		71,340		69,419

Total liabilities and shareholders' equity		$597,128		$358,069

Cheviot Financial Corp.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except share data)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010
Total interest income	$6,212	$3,993	$10,160	$8,000
Total interest expense	1,626	1,221	2,832	2,502

Net interest income	4,586	2,772	7,328	5,498

Provision for losses on loans	50	60	200	100

Net interest income after provision for losses on loans	4,536	2,712	7,128	5,398

Other income	927	187	1,187	369
General, administrative and other expense	4,270	1,966	6,570	4,064

Earnings before federal income taxes	1,193	933	1,745	1,703

Federal income taxes	290	355	290	622

NET EARNINGS	$903	$578	$1,455	$1,081

Earnings per share - basic and diluted	$0.10	$0.06	$0.17	$0.12